Exhibit (b)(5)


                       [Letterhead of BT Wolfensohn]

                                                December 31, 1997

The Oversight Committee of
The Board of Directors
TriMas Corporation
315 East Eisenhower Parkway
Ann Arbor, MI  48108

Gentlemen:

               You have requested that BT Wolfensohn compare the premiums paid in 22 specified transactions (the "Selected Premium Transactions") based on the target's closing price on the date 52 weeks prior to the public announcement of the transaction. The results of our comparison are set forth on the attached worksheet.

               We understand that you have requested this premium comparison in connection with the settlement of five purported class actions against TriMas Corporation (the "Company"), MascoTech, Inc. ("Parent"), and the Company's directors. The premium comparison is not related to the opinion of BT Wolfensohn dated December 10, 1997 that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be paid in the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated December 10, 1997, among the Company, Parent and MascoTech Acquisition, Inc., is fair to the holders of shares of the Company (other than Parent, its Chief Executive Officer and Masco Corporation) from a financial point of view, and the premium comparison does not amend, update or supplement that opinion in any way.

               The attached comparison is based on publicly available information. BT Wolfensohn assumed and relied upon the accuracy and completeness of such information, and neither assumed responsibility for independent verification of, nor independently verified, any of such information. No company, business or transaction used in the attached comparison is identical to the Company or the transactions contemplated by the Merger Agreement.



                                          /s/  Glenn Crafford
                                 --------------------------------------
                                   Glenn Crafford, Managing Director

The Oversight Committee of
The Board of Directors
TriMas Corporation
December 31, 1997
Page 2
--------------------------

                       Selected Premium Transactions
                            Premium Comparison

                                                                       Transaction          Closing Price             %
               Transaction                    Date Announced              Price            52 Weeks Prior          Premium
               -----------                    --------------           -----------         --------------          -------
Rexel S.A./Rexel Inc.                         August 29, 1997             $22.50                 $13.88              62.1%

Anthem Inc./Accordia Inc.                     June 2, 1997                 40.00                  31.75              26.0

Samsung Electronics Co. Ltd./AST              January 30, 1997              5.40                   8.00             (32.5)
  Research Inc.

Zurich Versicherungs GmbH/Zurich              January 13, 1997             36.00                  29.88              20.5
  Reinsurance Centre

Novartis AG/Systemix Inc.                     May 27, 1996                 19.50                  12.25              59.2

Berkshire Hathaway Inc./GEICO                 August 25, 1995              70.00                  49.38              41.8
  Corporation

COBE Laboratories/REN Corporation -           July 14, 1995                20.00                   9.00             122.2
  USA

BIC S.A./Bic Corporation                      May 15, 1995                 40.50                  27.13              49.3

McCaw Cellular Communications/LIN             April 7, 1995               129.90                  97.30              33.5
  Broadcasting

Club Mediterranee S.A./Club Med Inc.          April 5, 1995                32.00                  25.63              24.9

Conseco Inc./CCP Insurance Inc.               February 27, 1995            23.25                  23.75              (2.1)

Arcadian Corp./Arcadian Partners L.P.         January 18, 1995             29.00                  25.13              15.4

WMX Technologies Inc./Chemical                July 28, 1994                 8.85                   7.63              16.0
  Waste Management Inc.

Rust International Inc./Brand Companies       November 13, 1992            18.75                  16.63              12.8
  Inc.

American Maize-Products Co./American          September 9, 1992            25.50                  21.50              18.6
  Fructose Corp.

Leucadia National                             August 17, 1992              25.78                  14.25              80.9
  Corporation/PHLCORP Inc.

Tele-Communications Inc./United               May 1, 1991                  16.19                  12.75              27.0
  Artists Entertainment

BHP Holdings (USA) Inc./Hamilton Oil          February 6, 1991             40.00                  32.25              24.0
   Corporation

Murphy Oil Corporation/Ocean Drilling         January 3, 1991              19.39                  25.88             (25.1)
   & Exploration

Fuji Heavy Industries Ltd./Subaru of          January 16, 1990              8.50                   6.50              30.8
   America Inc.

Renault Vehicules Industriels/Mack            July 6, 1990                  6.25                  11.75             (46.8)
  Trucks Inc.

American Express Company/Shearson             March 2, 1990                12.90                  20.38             (36.7)
  Lehman Brothers Holdings
                                                                                                      High          122.2%
                                                                                                       Low          (46.8)%
                                                                                                    Median           24.5%